                                                                      EXHIBIT 10


INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Small Cap Value Fund, Inc.:
   (formerly Merrill Lynch Special Value Fund, Inc.)

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 2-60836 on Form N-1A of our report dated May 8, 2000, appearing in the annual report to shareholders of Merrill Lynch Special Value Fund, Inc. for the year ended March 31, 2000, and to the reference to us under the caption "Financial Highlights" in the Prospectus, and to the use of our report dated July 19, 2000 on the statement of assets and liabilities of Master Small Cap Value Trust as of July 18, 2000, which appears in the Statement of Additional Information, both of which are parts of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
August 2, 2000